SEPARATION AGREEMENT

THIS AGREEMENT, dated as of October 16, 2006 (the “Agreement”), by and between VIACOM INC., a Delaware corporation (the “Company”), and THOMAS E. FRESTON (the “Executive”).

WHEREAS, the Company and the Executive are parties to a certain Employment Agreement, dated July 1, 2004, as amended by that certain assignment agreement, dated June 14, 2005 (the “Employment Agreement”) (any capitalized terms used without definition in this Agreement to have the meaning assigned to them in the Employment Agreement);

WHEREAS, on September 5, 2006, the Company and the Executive entered into a certain letter agreement (the “Letter Agreement”) pursuant to which the Executive resigned for “Good Reason” (as defined in paragraph 8(b) of the Employment Agreement) from service as Chief Executive Officer of the Company, as a member of the Board of Directors of the Company (the “Board”), and as an officer and/or director of each subsidiary and affiliate of the Company and the Board and Company agreed and accepted such resignation for Good Reason;

WHEREAS, the parties intend that this Agreement shall confirm the Executive’s resignation for Good Reason as set forth in the Letter Agreement, provide for his resignation from employment with the Company for Good Reason and set forth the terms relating to his resignation for Good Reason;

NOW, THEREFORE, in consideration of the covenants and agreements hereinafter set forth in this Agreement, the parties hereto hereby agree as follows:

1.	Resignation Date.

(a)          The Executive hereby resigns for “Good Reason” from his employment with the Company, effective as of September 22, 2006 (the “Resignation Date”) and confirms his resignation for Good Reason from service as Chief Executive Officer of the Company, a member of the Board and from all other offices and positions, with the Company and all of its subsidiaries, affiliates, joint ventures, partnerships or any other business enterprises, as well as from any office or position with any trade group or other industry organization which he holds on behalf of the Company or its subsidiaries or affiliates.

(b)          The Board and the Company hereby agree that the Executive’s resignation is for Good Reason and accept the Executive’s resignation for Good Reason, and they further agree that they will not at any time assert any claim, or otherwise take any position, contesting the validity or effectiveness of such resignation for Good Reason. Without limiting the foregoing, the Company waives any notice requirements and cure periods under the Employment Agreement with respect to the Executive’s resignation for Good Reason.

2.            Payments and Benefits. Subject to the provisions of paragraph 19 of this Agreement:

(a)         Termination Payments and Benefits. In connection with the Executive’s resignation, the Company shall pay and provide the Executive with the payments and benefits (the “Termination Payments and Benefits”) described in this paragraph 2(a), which shall be payable as provided herein, provided that the Executive does not revoke this Agreement during the Revocation Period (as defined below). The Termination Payments and Benefits shall consist of the following:

(i)          The Company will pay the Executive the cash amount set forth on Schedule (a)(i) attached hereto (the “Cash Amount”), such amount having been determined in accordance with paragraph 8(d)(i) of the Employment Agreement. Fifty percent (50%) of the Cash Amount shall be paid in a lump sum on the Payment Date (as defined below). The remaining fifty percent (50%) of the Cash Amount will be paid in accordance with the Company’s regular payroll practices beginning with the first payroll period ending after the Resignation Date and continuing through June 30, 2009; provided, however, that any payments that would have made been pursuant to the foregoing schedule in respect of payroll periods ending on or before the six-month anniversary of the Resignation Date shall instead be aggregated and paid on the Payment Date. Notwithstanding the two preceding sentences, in the event of the Executive’s death any portion of the Cash Amount that has not been paid will be paid on the fifth business day following the Company’s receipt of notice of the Executive’s death. The earlier of (x) the first business day following the six-month anniversary of the Resignation Date and (y) the fifth business day following the Company’s receipt of notice of the Executive’s death is referred to as the “Payment Date”.

(ii)        The Company will pay the Executive the amounts set forth on Schedule (a)(ii) on the Payment Date, such amounts representing Accrued Obligations and having been determined in accordance with paragraph 8(d)(vii) of the Employment Agreement.

(iii)       The Company will provide the Executive will all forms necessary for the Executive to elect the commencement date for payment of his benefits under the Viacom Pension Plan and the Viacom Excess Pension Plan in accordance with the terms of such plans, it being understood and agreed that such payment shall not commence before April 1, 2007. Under the terms of the Company’s retiree medical program, the Executive shall be entitled to elect retiree medical benefits to commence simultaneously with commencement of payment of his benefits under the Viacom Pension Plan and the Viacom Excess Pension Plan. The Company will provide the Executive will all forms necessary for him to make any distribution election available to him under the Viacom 401(k) Plan (the “401(k) Plan”). The Executive’s balance under the Viacom Excess 401(k) Plan for Designated Senior Executives (the “Excess 401(k) Plan”) referenced on Schedule (a)(iii) will be paid to him in a single lump sum on or about January 31, 2007 in accordance with the terms of such Plan. The Company confirms that no contributions have been made to the 401(k) Plan or credited to the Excess 401(k) plan since December 31, 2004 and that the Company has not materially modified the terms of the Excess 401(k) Plan since December 31, 2004.

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(iv)   The Company will provide the Executive and his family coverage under all medical and dental plans in which he participated prior to the Resignation Date, provided under COBRA (and will pay all COBRA premiums in connection therewith (the “COBRA Premiums”)), for the period from the Resignation Date until the earliest of (x) the 18 month anniversary of the Resignation Date; (y) the date on which coverage for the Executive and his family begins under the Company’s retiree medical program (it being understood that the Company’s retiree medical program includes medical but not dental benefits and that the Executive’s election of coverage under the Company’s retiree medical program will not affect his entitlement to continued coverage for dental benefits under COBRA) and (z) the date on which the Executive becomes eligible for medical and dental coverage from a third party, provided, that, with respect to the period from the Resignation Date to the Payment Date, the Executive will pay the Company in advance for the cost of the COBRA Premiums, which amounts will be reimbursed by the Company to the Executive in a lump sum on the Payment Date. For the period between the 18 month anniversary of the Resignation Date and the earlier of (A) June 30, 2009 and (B) the date on which the Executive becomes eligible for medical and dental coverage from a third party, the Executive will obtain medical and dental insurance for the Executive and his family, which coverage will be comparable to the coverage the Executive was provided by the Company immediately prior to the Resignation Date (and the Company will, at the Executive’s request, assist the Executive in obtaining this medical and dental insurance), and the Company will pay to the Executive monthly the cost of such medical and dental insurance for such period; provided, however, that if the Executive elects to participate in the Company’s retiree medical program, the provisions of this sentence shall apply only to dental insurance. For any period from the Resignation Date through June 30, 2009 in which the Executive participates in the Company’s retiree medical program, the Company will pay the Executive’s co-payment under such program (except that if any such payment is due from the Executive before the six-month anniversary of the Resignation Date, the Executive will make the payment and the amount thereof will be reimbursed by the Company to the Executive on the Payment Date).

(v)    The Company will continue to provide the Executive with Eight Million Dollars ($8,000,000) of life insurance coverage as set forth in paragraph 4 of the Employment Agreement (and will pay all premiums in connection therewith (the “Life Insurance Premiums”)) until June 30, 2009 or, if earlier, the date on which the Executive becomes eligible for life insurance coverage from a third party employer; provided, however, that, with respect to the period from the Resignation Date to the Payment Date, the Executive will pay the Company in advance for the cost of the Life Insurance Premiums (including premiums related to the Executive’s coverage under the group term life insurance policy maintained by the Company), which amounts will be reimbursed by the Company to the Executive in a lump sum on the Payment Date. Notwithstanding the foregoing, in the event that the Company and the Executive agree that the Company will provide less than Eight Million Dollars ($8,000,000) of coverage, then the Executive will have the right to obtain substitute term life insurance coverage for the amount by which the coverage provided by the Company falls short of Eight Million Dollars ($8,000,000), and the Company will reimburse the Executive for the premiums for such substitute coverage (it being understood that any premiums paid by the Executive prior to the Payment Date will be reimbursed on the Payment Date). The Executive acknowledges that his Company-provided coverage for disability and accidental death and dismemberment ended on the Resignation Date.

(vi)   The unvested restricted share units set forth on Schedule (a)(vi) hereto (the “Restricted Stock Units”) will vest as of the Resignation Date and will be paid on the Payment Date by the delivery of the corresponding shares of the Company’s Class B Common Stock, net of any shares of the Company’s Class B Common Stock withheld by the Company to satisfy its withholding tax obligations as provided in paragraph 18.

(vii) All stock options granted to the Executive pursuant to the Company’s Long-Term Management Incentive Plan that are unvested as of the Resignation Date but would have vested and become exercisable on or before June 30, 2009 (the “Accelerated Options”), shall vest as of the Resignation Date. All stock options currently held by the Executive, including the Accelerated Options, are listed on Schedule 1(a)(vii) and will remain exercisable until the respective Expiration Date set forth on Schedule (a)(vii).

(viii)                The Company represents that the benefit, pension, insurance and other plans referred to in this paragraph 2(a) or otherwise set forth on Exhibit (a)(iii) (the “Plans”) are all of the plans in which the Executive participated or was entitled to participate in pursuant to the Employment Agreement or otherwise in connection with his employment with the Company, and that the Executive is fully vested in all benefits and account balances that have accrued under the Plans. Except as otherwise provided herein, the Executive shall be entitled to make all elections, and to receive all rights, benefits and payments, under the Plans in accordance with the terms of the Plans.

(b)    Reimbursement of Expenses. The Executive shall be reimbursed for all expenses he incurred during the course of his employment with the Company in accordance with the Company’s policies.

(c)    Incorporation. The provisions of paragraph 8(e) (concerning termination of benefits) and paragraph 8(f) (concerning excise taxes) of the Employment Agreement are hereby incorporated by reference in their entirety as if they were set forth herein.

(d)    No Mitigation or Offset. The Executive shall not be required to seek any other employment or take any other action by way of mitigation or otherwise with respect to the amounts payable to the Executive under this Agreement. There shall not be offset or reduction of any amount due to the Executive under this Agreement by reason of remuneration or other sums payable to him that are attributable to subsequent employment, consultancy, business activity or other remunerative activity that the Executive may engage in or perform. Furthermore, except for deductions and income and payroll tax withholdings as provided in paragraph 18, the amounts payable to the Executive on the Payment Date shall not be subject to any offset or defense whatsoever, including, without limitation, by reason of breach or alleged breach of any obligation or restriction arising or imposed under this Agreement.

(e)      Death. Any payment provided to be made to the Executive shall, in the event of the Executive’s death, instead be made (i) in the case of any payment pursuant to a plan or other arrangement under which the Executive has designated a beneficiary, to the Executive’s beneficiary and (ii) in any other case, to the executor of the Executive’s estate or as otherwise required by law.

3.        Advisory Services. As contemplated in paragraph 8(h) of the Employment Agreement, the Executive has elected to become an advisor to the Company, as of the first day following Resignation Date, for a period of three years (the “Advisory Period”). During the Advisory Period, the Executive will provide such advisory services concerning the business, affairs and management of the Company as may be reasonably requested by the Chairman or Chief Executive Officer of the Company; but he shall not be required to devote more than five (5) days (up to eight (8) hours per day) each month to such services, which shall be performed at a time and place mutually convenient to the Executive and the Company. The Executive may accept full-time employment during the Advisory Period with any charitable, educational, religious or entertainment industry trade, public interest or public service organization and he may provide full-time services to third parties (including serving as a member of the Board of Directors of any such party) that is not in competition with the Company as described in paragraph 6(a) of the Employment Agreement and any compensation earned by him from such employment shall not reduce the compensation or fees payable by the Company hereunder. During the Advisory Period, the Executive shall, subject to the provisions of paragraph 19 hereof, receive advisory fees of One Million Dollars ($1,000,000) per year, payable in accordance with the Company’s then effective payroll practices; provided, that, the Executive will not receive payment of such advisory fees prior to the Payment Date and on the Payment Date, he will receive a lump sum payment of $500,000 or, if the Executive has terminated the Advisory Period prior to the Payment Date, then, on the Payment Date, the Executive will receive a pro rata portion of this $500,000 lump sum payment based on the number of days elapsed between the Resignation Date and the last day of the Advisory Period divided by 180 (e.g., if 90 days out of a possible 180 days elapsed between the Resignation Date and the last day of the Advisory Period, then, on the Payment Date, the Executive would receive a lump sum payment of $250,000). During the Advisory Period, the Executive will be subject to paragraph 4 of this Agreement until the later of (x) the last day of the Advisory Period (as the same may be terminated by him pursuant to the following sentence) and (y) the period specified in such section. The Executive may terminate the Advisory Period at any time upon 14 days’ prior notice to the Company, and without limiting the generality of the foregoing, the restriction on providing services to a third party that is in competition with the Company as described in paragraph 6(a) of the Employment Agreement will end upon such termination of the Advisory Period. The Executive is not and shall not be deemed to be an employee of the Company by virtue of his retention as an advisor hereunder or the performance of advisory services to the Company, and the Executive shall, for all purposes, be deemed an independent contractor.

4.	Restrictive Covenants.

(a)      Covenant Provisions. The Executive and the Company shall continue to be subject to the provisions of paragraph 6(b) through 6(h) of the Employment Agreement (the “Covenant Provisions”), and the Covenant Provisions are hereby incorporated by reference into this Agreement in their entirety as if they were set forth herein.

(b)     Injunctive Relief, Etc. The Executive acknowledges and agrees that any violation of Covenant Provisions, which provisions are incorporated by reference into this paragraph 4, will result in irreparable damage to the Company, and, accordingly, the Company may obtain injunctive and other equitable relief for any breach or threatened breach of such paragraphs, in addition to any other remedies available to the Company. The Executive and the Company agree that the restrictions and remedies contained in the Covenant Provisions of paragraph 4 are reasonable and that it is his intention and the intention of the Company that such restrictions and remedies shall be enforceable to the fullest extent permissible by law. If it shall be found by a court of competent jurisdiction that any such restriction or remedy is unenforceable but would be enforceable if some part thereof were deleted or the period or area of application reduced, then such restriction or remedy shall apply with such modification as shall be necessary to make it enforceable.

(c)      Survival. The obligations of the Executive and the Company under the Covenant Provisions of this paragraph 4 shall remain in full force and effect for the longer of the entire period provided therein or the last day of the Advisory Period (as the same may be terminated as provided for in the penultimate sentence of paragraph 3 above).

5.	Release by the Executive.

(a)      Release. In consideration of the payments and benefits provided to the Executive under this Agreement and the Employment Agreement, in connection with his resignation and after consultation with counsel, the Executive, and each of the Executive’s respective heirs, executors, administrators, representatives, agents, successors and assigns (collectively, the “Releasors”) hereby irrevocably and unconditionally release and forever discharge the Company and any of its subsidiaries, affiliates or predecessors (collectively, the “The Company Group”) and each of their respective officers, employees, directors, shareholders and agents from any and all claims, actions, causes of action, rights, judgments, obligations, damages, demands, accountings or liabilities of whatever kind or character (collectively, “Claims”), including, without limitation, any Claims arising under Title VII of the Civil Rights Act of 1964, the Rehabilitation Act of 1973, the Americans with Disabilities Act of 1990, the Civil Rights Act of 1866, the Civil Rights Act of 1991, the Employee Retirement Income Security Act of 1974, the Family Medical Leave Act of 1993, or any other federal, state, local or foreign law, that the Releasors may have, or in the future may possess, arising out of the Executive’s employment relationship with and service as an employee, officer or director of the Company Group, and the termination of such relationship or service; provided, however, that the release set forth in this paragraph 5(a) shall not apply to (i) the obligations of the Company under this Agreement and the applicable post-Resignation Date obligations of the Company under the Employment Agreement as referenced in paragraph 4(a) of this Agreement or (ii) any indemnification rights the Executive may have in accordance with the Company’s governance instruments or under any director and officer liability insurance maintained by the Company with respect to liabilities arising as a result of the Executive’s service as an officer and employee of the Company. The Releasors further agree that the payments and benefits described in this Agreement (including the applicable post-resignation obligations of the Company under the Employment Agreement) shall be in full satisfaction of any and all Claims for payments or benefits, whether express or implied, that the Releasors may have against the Company Group arising out of the Executive’s employment relationship or the Executive’s service as an employee, officer and director of the Company Group and the termination thereof other than rights under any and all the Company benefit plans and programs in accordance with the terms of such plans or programs.

(b)      Specific Release of ADEA Claims. In further consideration of the payments and benefits provided to the Executive under this Agreement, the Releasors hereby unconditionally release and forever discharge the Company Group, and each of their respective officers, employees, directors, shareholders and agents from any and all Claims that the Releasors may have as of the date the Executive signs this Agreement arising under the Federal Age Discrimination in Employment Act of 1967, as amended, and the applicable rules and regulations promulgated thereunder (“ADEA”). By signing this Agreement, the Executive hereby acknowledges and confirms the following: (i) the Executive was advised by the Company in connection with his termination to consult with an attorney of his choice prior to signing this Agreement and to have such attorney explain to the Executive the terms of this Agreement, including, without limitation, the terms relating to the Executive's release of claims arising under ADEA and, the Executive has in fact consulted with an attorney; (ii) the Executive was given a period of not fewer than twenty-one (21) days to consider the terms of this Agreement and to consult with an attorney of his choosing with respect thereto; (iii) the Executive is providing the release and discharge set forth in this paragraph 5(b) only in exchange for consideration in addition to anything of value to which the Executive is already entitled; and (iv) that the Executive knowingly and voluntarily accepts the terms of this Agreement.

(c)      No Assignment. The Executive represents and warrants that he has not assigned any of the Claims being released under this paragraph 5.

(d)      Claims. The Executive agrees that he has not instituted, assisted or otherwise participated in connection with, any action, complaint, claim, charge, grievance, arbitration, lawsuit, or administrative agency proceeding, or action at law or otherwise against any member of the Company Group or any of their respective officers, employees, directors, shareholders or agents.

6.	Release by the Company.

(a)   Release. In consideration of the Executive’s waiver and release of claims set forth above and the other obligations of the Executive hereunder, the Company Group, for its, and their respective officers, directors, employees, shareholders and agents, hereby irrevocably and unconditionally releases and forever discharges the Executive, his family, his estate, his agents, attorneys, his heirs, executors, administrators, representatives, successors and assigns from and against any and all Claims that they may have or in the future may possess, relating to or arising out of, directly or indirectly, the Executive’s employment relationship with and service as a director, employee or officer of the Company Group and the termination of such relationship or service; provided, however, that this release shall not apply to any of the Executive’s obligations under this Agreement or any of the applicable post-Resignation Date obligations of the Executive under the Employment Agreement as referenced in paragraph 4(a) of this Agreement.

(b)      No Assignment. The Company represents and warrants that no member of the Company Group has assigned any of the Claims being released under this paragraph 6.

(c)      Claims. The Company agrees that neither it nor any member of the Company Group has instituted, assisted or otherwise participated in connection with, any action, complaint, claim, charge, grievance, arbitration, lawsuit, or administrative agency proceeding, or action at law or otherwise against the Executive, any of the Releasors or any of their respective officers, employees, directors, shareholders or agents.

7.        Revocation. This Agreement may be revoked by the Executive by a written instrument within the seven (7)-day period commencing on the date the Executive signs this Agreement (the “Revocation Period”). In the event of any such revocation by the Executive, all obligations of the parties under this Agreement shall terminate and be of no further force and effect as of the date of such revocation. No such revocation by the Executive shall be effective unless it is in writing and signed by the Executive and received by the Company prior to the expiration of the Revocation Period.

8.        Effective Date of Agreement. This Agreement shall become effective as of the date first set forth above.

9.        Death. In the event of the Executive's death, with respect to any payments, entitlements or benefits payable or due hereunder, references in this Agreement to, respectively, “the Executive” shall be deemed to refer, where appropriate, to the Executive's legal representatives or his beneficiary or beneficiaries.

10.	Indemnification.

(a)     The Company agrees that if the Executive is made a party, is threatened to be made a party to, or otherwise receives any other legal process in, any action, suit, or proceeding, whether civil, criminal, administrative, or investigative (a “Proceeding”), by reason of the fact that he was a director, officer, or employee of the Company or was serving at the request of the Company as director, officer, member, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether or not the basis of such Proceeding is the Executive’s alleged action in an official capacity while serving as director, officer, member, employee, or agent, the Executive shall be indemnified and held harmless by the Company to the fullest extent permitted or authorized by the Company’s certificate of incorporation and bylaws or, if greater, by the laws of the State of Delaware, against all cost, expense, liability and loss (including without limitation, attorney’s fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement and any cost and fees incurred in enforcing his rights to indemnification or contribution) reasonably incurred or suffered by the Executive in connection therewith, and such indemnification shall continue as to the Executive even though he has ceased to be a director, member, employee or agent of the Company or other entity and shall inure to the benefit of the Executive’s heirs, executors and administrators. The Company shall advance the Executive all reasonable costs and expenses incurred by him in connection with a Proceeding within 20 days after receipt by the company of a written request for such advance. Such request shall include an undertaking by the Executive to repay the amount of such advance if it shall ultimately be determined that he is not entitled to be indemnified against such costs and expenses.

(b)   Neither the failure of the Company (including its board of directors, independent legal counsel or stockholders) to have made a determination that indemnification of the Executive is proper because he has met the applicable standard of conduct, nor a determination by the Company (including its board of directors, independent legal counsel or stockholders) that the Executive has not met such applicable standard of conduct, shall create a presumption or inference that the Executive has not met the applicable standard of conduct.

(c)  To the extent that the Company maintains officers’ and directors’ liability insurance, the Executive will be covered under such policy subject to the exclusions and limitations set forth therein.

(d)  Any payment to be made by the Company to or on behalf of the Executive under this paragraph 10 is subject to the provisions of paragraph 19 hereof.

11.     Notices. All notices required to be given hereunder shall be given in writing, by personal delivery or by mail at the respective addresses of the parties hereto set forth above, or at such other address as may be designated in writing by either party, and in the case of The Company, to the attention of the General Counsel of The Company. Any notice given by mail shall be deemed to have been given three days following such mailing. Copies of all notices to the Executive shall be given to Grubman Indursky & Shire P.C., 152 West 57th Street, New York, NY 10019, Attention: Arthur I. Indursky, Esq.

12.     Assignment and Successors. This Agreement may not be assigned by the Executive or the Company except that the Company may assign this Agreement to any successor in interest to the Company, provided that such assignee assumes all of the obligations of the Company hereunder. The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of its business and/or assets to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, the “the Company” shall mean the Company as defined above and any successor to its business and/or assets which by reason hereof assumes and agrees to perform this Agreement by operation of law, or otherwise.

13.     New York Law. This Agreement and all matters or issues collateral thereto shall be governed by the laws of the State of New York, without giving effect to the conflicts of laws principles thereof.

14.     No Implied Contract. The parties intend to be bound only upon execution of a written agreement and no negotiation, exchange of draft or partial performance shall be deemed to imply an agreement.

15.     Representations of the Company. The Company represents and warrants to the Executive that the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized on behalf of the Company by the Compensation Committee of the Board and that all corporate action required to be taken by the Company for the execution, delivery and performance of this Agreement has been taken. The Company acknowledges that the Executive has relied upon such representations and warranties in entering into this agreement.

16.     Entire Understanding; Amendments; Definitions. This Agreement contains the entire understanding of the parties hereto relating to the subject matter herein contained, supersedes all prior agreements, understandings and writings except to the extent specifically provided herein, and can be amended only by a writing signed by both parties hereto.

17.     Waivers. Waiver by either the Executive or by the Company of any breach or default by the other party of any of the terms of this Agreement shall not operate as a waiver of any other breach or default, whether similar to or different from the breach or default waived. No waiver of any provision of this Agreement shall be implied from any course of dealing between the parties hereto or from any failure by either party hereto to assert its or his rights hereunder on any occasion or series of occasions.

18.     Deductions and Withholdings. All amounts payable under this Agreement shall be paid less deductions and income and payroll tax withholdings as may be required under applicable law and any benefits and perquisites provided to the Executive under this Agreement shall be taxable to the Executive as may be required under applicable law.

19.	Section 409A.

(a)      The Company acknowledges that the Executive is a “specified employee” as defined and applied in Section 409A of the Internal Revenue Code, as amended (the “Code”), and as such, may be subject to the imposition of certain excise taxes, interest and other penalties with respect to amounts or benefits payable under his Employment Agreement and this Agreement in connection with his resignation hereunder in the event such payments or other benefits are found to constitute deferred compensation payments under Section 409A of the Code. Therefore, notwithstanding anything to the contrary in the Employment Agreement or this Agreement, as of the Resignation Date, any Termination Payments and Benefits or other payments due hereunder, that may constitute deferred compensation payments under Section 409A of the Code may not commence to the Executive until the Payment Date, except to the extent any regulations or guidance issued by the Internal Revenue Service under Section 409A of the Code does not subject such payments or benefits to Section 409A; provided, that any payments in respect of any Cash Amount due to the Executive under paragraph 2(a) (whether payable in a lump sum or in installments in accordance with the Company’s regular payroll practices or otherwise) that were so delayed during such six-month period shall be paid in the aggregate as soon as administratively practicable following the Payment Date; provided, further, that the delivery to the Executive of any equity of the Company pursuant to paragraph 2(a) that was also so delayed during such six-month period (including, without limitation, any shares of Class B Common Stock due in payment for any vested Restricted Stock Units), will be delivered to him as soon as practicable following the Payment Date; and provided, further, that the Executive, for the six-month period following his termination date, will pay the full amounts due for any premium or payment (or any portion thereof) which would be treated as deferred Compensation under Section 409A, that the Company is required to pay under paragraph 2(a), which amounts will be reimbursed to him in a lump sum as soon as practicable following the Payment Date.

(b)     Furthermore, if prior to the Payment Date, Section 409A is modified to allow for any of the payments to be provided hereunder to the Executive to be made prior to the Payment Date without additional cost to the Executive by reason of such earlier payments, then all such payments shall be accelerated and shall be made as promptly as practicable following the release of the modifications to Section 409A, in accordance with the terms of these modifications.

(c)  If any provision of this Agreement contravenes any regulations or Department of Treasury guidance promulgated under Section 409A of the Code, or could cause any amounts or benefits hereunder to be subject to taxes, interest or penalties under Section 409A of the Code, the Company may, in its sole discretion and without the Executive’s consent, modify the Agreement to: (i) comply with, or avoid being subject to, Section 409A of the Code and avoid the imposition of taxes, interest and penalties under Section 409A of the Code, and (ii) maintain, to the maximum extent practicable, the original intent of the applicable provision without contravening the provisions of Section 409A of the Code. This paragraph 19 is not intended to create an obligation on the part of the Company to modify this Agreement and does not guarantee that the amounts or benefits owed under the Agreement will not be subject to interest and penalties under Section 409A of the Code.

20.     Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

21.     Headings. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement. Unless otherwise expressly provided for in this Agreement, the word “including” or ay variation thereof means “including, without limitation” and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

VIACOM INC.

By:	/s/ Michael D. Fricklas
	Name:	Michael D. Fricklas
	Title:	Executive Vice President, General Counsel and Secretary

By:	/s/ Thomas E. Freston
Thomas E. Freston

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